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                                                                      EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share


                               Fiscal Year Ended
                                  September,

                                             1997              1996
                                             ----              ----

Shares Outstanding Beginning               7,000,000         7,000,000
 Of Period

Shares Issued During Period
    October 7, 1996                           38,000                 -
    November 12, 1996                        150,000
    April 17, 1997                           (38,000)
    April 25, 1997                           (19,000)
    May 6, 1997                              (19,000)
    July 29, 1997                            200,000                 -

Weighted average number of                 7,171,014         7,000,000
 shares outstanding

Total                                      7,171,014         7,000,000

Earnings (loss) applicable to             $   40,807       $(1,109,053)
 common shares

Earnings (loss) per share of                 $(0.006)          $(0.158)
  common stock